Exhibit 99.1

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 1st quarter net income available to common shareholders of $1.5 million and 2nd quarter dividend

New Albany, Ind. (April 27, 2011) – Community Bank Shares of Indiana, Inc. reported first quarter net income available to common shareholders of $1.5 million and earnings per diluted common share of $0.44.  The Company also announced today that on April 26th, its board of directors declared a quarterly cash dividend on the Company’s common stock of $0.10 per share payable on May 31, 2011 to shareholders of record at the close of business on May 12, 2011.

James Rickard, President and Chief Executive Officer, commented, “Our operating results for the first quarter reflect the progress our Company has made in several areas.  First, we continue to maintain a stable and improved net interest margin versus both our Company’s historical average and our peer group1 for the first quarter of 2011.  Second, we remain committed to working through a challenging credit cycle. Credit trends have shown stability and slight improvement in recent quarters.  In addition to credit resolutions, our loan officers have originated $42.0 million in loans to local businesses over the past two quarters, which is both an encouraging bright spot and a margin driver.”

Rickard continued, “We continue to invest in new technologies to improve all aspects of our business.  Our Company’s drive to improve process efficiencies, analytics, margin, and ultimately profitability are rooted in each investment we have made to move this Company forward.  These new investments paired with the talent, energy, and passion of our team members will be the key drivers of our success.”

The following points summarize significant financial information for the first quarter of 2011:

•	Net income available to common shareholders was $1.5 million.
•	Tangible book value per common share of $13.60.
•	Net interest margin, on a tax equivalent basis, of 3.99%.
•	Provision for loan losses was $810,000, a decrease of $303,000 and $115,000 from the quarters ended March 31, 2010 and December 31, 2010, respectively.
•	Non-performing assets decreased by 1.0%, or $253,000 from the prior quarter end
•	Gains of $584,000 were realized on the sale of available for sale securities

The Company’s unaudited consolidated condensed statements of operations and credit quality metrics are as follows:

	Three Months Ended
	March 31,		December 31,
	2011	2010	2010
	(In thousands, except per share data)
Interest income	$8,712	$9,351	$8,649
Interest expense	1,731	2,166	1,929
Net interest income	6,981	7,185	6,720
Provision for loan losses	810	1,113	925
Non-interest income	1,958	1,928	1,912
Non-interest expense	5,847	5,694	5,582
Income before income taxes	2,282	2,306	2,125
Income tax expense	494	501	421
Net income	$1,788	$1,805	$1,704
Preferred stock dividends and discount accretion	(266)	(268)	(266)
Net income available to common shareholders	$1,522	$1,537	$1,438
Basic earnings per common share	$0.46	$0.47	$0.43
Diluted earnings per common share	$0.44	$0.47	$0.42

	As of
	March 31, 2011	December 31, 2010	March 31, 2010

Non-Performing Assets to Total Assets	3.63%	3.62%	3.76%
Allowance for Loan Losses to Total Loans	2.16	2.12	2.73

The Company’s unaudited condensed consolidated balance sheets are as follows:

	March 31, 2011	December 31, 2010
	(In thousands)
ASSETS
Cash and due from financial institutions	$12,304	$11,658
Interest-bearing deposits in other financial institutions	9,398	23,818
Securities available for sale	210,333	204,188
Loans held for sale	625	1,080
Loans, net of allowance for loan losses of $10,881 and $10,864	493,526	502,223
Federal Home Loan Bank and Federal Reserve stock	6,808	6,808
Accrued interest receivable	3,325	3,089
Premises and equipment, net	13,567	13,659
Cash surrender value of life insurance	19,487	19,210
Other intangible assets	1,044	1,106
Foreclosed and repossessed assets	3,959	3,633
Other assets	9,575	10,994
Total Assets	$783,951	$801,466

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$120,358	$115,014
Interest-bearing	483,850	503,807
Total deposits	604,208	618,821
Other borrowings	52,571	49,426
Federal Home Loan Bank advances	40,000	50,000
Subordinated debentures	17,000	17,000
Accrued interest payable	543	615
Other liabilities	4,384	2,439
Total liabilities	718,706	738,301

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	65,245	63,165
Total Liabilities and Stockholders’ Equity	$783,951	$801,466

About Community Bank Shares of Indiana, Inc.
Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company.  In 1995 the company went public under the NASDAQ symbol CBIN.  Today, Community Bank Shares of Indiana ,Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank.  The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service.  To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2010 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

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CONTACT:
Paul Chrisco
CFO
Community Bank Shares of Indiana, Inc.
812-981-7375

1 Bank holding companies between $500 million and $1 billion in assets